                                                                                        EXHIBIT 99.2

REPUBLIC AIRWAYS TO PURCHASE EMBRAER 170 AIRCRAFT, SLOTS AND OTHER ASSETS FROM US AIRWAYS

Indianapolis, Indiana, (June 23, 2005) - Republic Airways Holdings Inc. (NASDAQ/NM: RJET), announced today that it will proceed with plans to purchase 28 Embraer 170’s and other assets from US Airways for approximately $100 million.

Republic Airways announced in March 2005 a three-part agreement with US Airways that (1) amended its existing code-share agreement, (2) allowed Republic to purchase certain assets, and (3) allowed, under certain conditions, Republic to become an equity investor in the US Airways Chapter 11 restructuring. Since that time, the US Airways-America West merger has been announced, the US Airways business plan has changed, and other equity participants have committed to invest in the merged companies. Republic received notification today that US Airways has elected not to request Republic to invest in the reorganization and merger, but has exercised its option to proceed with the asset sales.

Accordingly, Republic will purchase ten aircraft and assume the leases of an additional 18 Embraer 170 aircraft and will operate them in the US Airways network under a previously negotiated regional jet service agreement that has been approved by the U.S. Bankruptcy Court. Republic Airways will also purchase, and then lease back to US Airways, 113 commuter slots at Ronald Reagan Washington National Airport, and 24 commuter slots at New York LaGuardia Airport. Other assets to be acquired include a flight simulator, spare parts, and certain facilities to support the aircraft operations. The purchase of assets is expected to close on or before July 31, 2005.

Republic expects to take delivery of the first Embraer 170 late this summer after its Republic Airline subsidiary receives its operating certificate. Until such time, US Airways will lease back the aircraft from Republic. Republic expects to complete the transition by mid-2006.

US Airways will have the right to repurchase the slots. US Airways and Republic remain in discussions about additional 70 and 90-seat regional jets that might be added to the US Airways Express fleet in future years.

“Republic Airways looks forward to its expanded role with US Airways. The addition of the Embraer 170’s under the US Airways Express brand is a very positive development for our employees and shareholders," said Bryan Bedford, Chairman, President and CEO of Republic Airways Holdings.

Republic Airways Holdings, based in Indianapolis, Indiana, is an airline holding company that operates Chautauqua Airlines, Republic Airlines and Shuttle America. The company offers scheduled passenger service on more than 800 flights daily to 82 cities in 32 states, Canada and the Bahamas through airline services agreements with four major U.S. airlines. All of its flights are operated under its major airline partner brand, such as AmericanConnection, Delta Connection, United Express and US Airways Express. The airline currently employs more than 2,900 aviation professionals and operates 123 aircraft including 23 Embraer 170 aircraft.

Additional Information
In addition to historical information, this release contains forward-looking statements. Republic Airways may, from time-to-time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements encompass Republic Airways’ beliefs, expectations, hopes or intentions regarding future events. Words such as "expects," "intends," "believes," "anticipates," "should," "likely" and similar expressions identify forward-looking statements. All forward-looking statements included in this release are made as of the date hereof and are based on information available to Republic Airways as of such date. Republic Airways assumes no obligation to update any forward-looking statement. Actual results may vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, among others, the risks discussed in our Form 10-K and our other filings made with the Securities and Exchange Commission, which discussions are incorporated into this release by reference.

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